Exhibit 10.2

March 10, 2025

Ms. Stacie Shirley (“you”)

Re: Contract Services

Dear Stacie,

The purpose of this letter agreement is to memorialize our discussions regarding a short-term support engagement with EWC Ventures, LLC (“EWC”),1 pursuant to the terms and conditions which are documented in this letter agreement (also referred to as the “Contractor Agreement”).

Specifically, we are hereby agreeing that you will be generally available during the Contract Period to provide any reasonable transition services related to the CFO role (the “Contract Services”). By signing below, in consideration of the mutual covenants and agreements contained in this Contractor Agreement, the sufficiency of which is hereby conclusively acknowledged, you and we agree to the following terms and conditions:

1.
Contract Services.

a.
As an independent contractor, you will provide the Contract Services. This engagement shall commence on April 7, 2025, or such earlier date that may be mutually agreed by the parties, and continue through April 30, 2025, unless earlier terminated pursuant to Paragraph 2 of this Contractor Agreement (the “Contract Period”).

Unless otherwise agreed by you and us, all Contract Services will be provided to EWC on a remote basis.

You will maintain the myewc.com e-mail that you have had during the term of your employment with EWC for purposes of this limited engagement, and you shall use only this issued myewc.com e-mail for all e-mail communication sent by or to you in connection with the Contract Services.

EWC Property:

•
In the event we provide you with any EWC property in connection with the Contract Services, you agree to maintain such property in good working order and in accordance with the terms and conditions of this Contractor Agreement. EWC property may include access cards, identification cards, computers, chargers, cell/smart phones, manuals and removable information storage devices. You agree that the improper use of EWC property may result in personal liability, including, where such improper use causes EWC property to be stolen, misplaced or damaged (beyond ordinary wear and tear). Upon our demand, you must return any EWC property in your possession back to us (or destroy such EWC property at our request), the failure to do so could also result in personal liability.

1 EWC and its affiliated entities, as applicable are referred to in this letter agreement, individually and collectively, as applicable, as “EWC”, “we”, “our” and/or “us”).

Fees:

•
Thirty-five thousand, four hundred sixteen and 68/100 Dollars ($35,416.68) per month, pro-rated as necessary (the “Contract Fee”).
•
You will be paid on a monthly basis.

Travel/Expenses:

•
Any and all expenses incurred by you in performing the Contract Services, including, but not limited to, travel expenses (e.g., gas, mileage), internet, telephone and other overhead charges, are included in the Contract Fee and will be at your sole cost and expense. Travel time will not be reimbursed unless EWC otherwise agrees in writing. However, in the event we request that you travel outside of a reasonable commuting distance from your home, we may provide you a per diem to reimburse you for your time and meals, and we will reimburse you for reasonable airfare, hotel, ground transportation (e.g., Uber, taxi, parking) and other related travel expenses incurred in connection with the requested travel and that are properly documented by appropriate receipts or other documentation as we may reasonably require from time to time (“Reimbursable Expenses”). Any per diem or other Reimbursable Expenses must however be pre-approved by us in writing. You agree to invoice us for any such pre-approved per diem and Reimbursable Expenses along with the Contract Fee.

The Contract Period may be extended from time to time provided any such agreement shall be in writing signed by you and EWC (e-mail acceptable between you and primary point of contact).

b.
In performing the Contract Services, you will: (i) comply with all applicable EWC security policies and procedures as in force from time to time, including those regarding computer equipment, e-mail use, computer networks and document storage systems; (ii) not access or use any EWC facilities, EWC property or information technology resources, except as authorized by EWC; (iii) not access or use any EWC facilities, EWC property or information technology resources in any manner after the termination or expiration of the Contract Period for any reason, whether termination or expiration is voluntary or involuntary; (iv) observe and comply with all applicable EWC rules, regulations, procedures and policies and will carry out and perform all applicable reasonable requests by EWC within the scope of such services; (v) perform in a trustworthy, good faith and professional businesslike manner, in a manner that reflects favorably at all times on the good name, goodwill and reputation of each EWC entity, and in compliance with all applicable laws, rules and regulations; (vi) not in any event engage in any deceptive, misleading or unethical or make any false or misleading representations with regard to EWC Franchise or any other EWC entity; (vii) devote such time, energy, and skill as necessary to perform the Contract Services; (viii) be reasonably accessible during normal business hours (Central Time) in order to perform the Contract Services and will respond to any inquiries or reasonable requests for assistance from EWC consistent with the scope of the Contract Services on a timely basis; and (ix) maintain consistent contact with EWC via telephone, e-mail, or other agreed on means of communication with reasonable frequency to discuss the status of these services. In addition, you hereby agree to notify EWC promptly in the event you learn of any misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any EWC facilities or information technology resources or other EWC property or materials by others.

c.
You acknowledge and agree that you are, at all relevant times when performing the Contract Services for EWC, an independent contractor and not an employee of any EWC entity.

d.
You will be solely responsible for determining the means and methods for performing the Contract Services, and will determine the time, place and manner in which you will provide the Contract Services within the overall schedule mutually agreed between you and EWC.
e.
You will not represent that you are an employee of EWC, it being understood and agreed that neither you, on the one hand, and each EWC entity, on the other, will have any authority to bind the other by any promise, agreement or representation, oral or written, unless specifically authorized in a writing bearing an authorized signature of the other’s officer, director or authorized representative.
f.
Neither EWC nor, as applicable, any other EWC entity, will be obligated to withhold any taxes from any payments made to you in connection with the Contract Services. You shall be responsible for making all applicable tax filings and payments required to be made in connection with any payments made to you in connection with the Contract Services, including with respect to withholding taxes, FICA taxes, federal unemployment taxes, and any other international, federal, state or local taxes, payments or filings required to be paid, made or maintained in connection with any such payments made to you, and you will indemnify and hold each EWC entity harmless from and against any claims, costs, fees, expenses, liabilities or penalties associated with your failure to make any such filings or payments.
g.
In no event will any EWC entity be required to provide you any additional compensation (other than the Contract Fee and Reimbursable Expenses) in connection with the performance of the Contract Services, including any health benefits, workers’ compensation insurance, vacation pay, sick leave or any other fringe benefit whatsoever.
2.
Termination. You and EWC may each terminate the Contract Period at any time upon at least ten (10) days’ prior written notice (e-mail acceptable) to the other party. Upon termination or expiration of the Contract Period, (a) you will immediately (i) cease the performance of all Contract Services, and (ii) return to us all copies and manifestations of the Confidential Information (as defined below), as well as any and all EWC Materials (as defined below), and other EWC property in your possession, custody or control; and (b) we will not have any further duty or obligation under this Contractor Agreement; provided that we will pay you within fifteen (15) days after the effective date of the termination or expiration of the Contract Period (the “Date of Termination”), the amount of any Contract Fees and Reimbursable Expenses accrued through, but not yet paid as of, the Date of Termination.

3.
EWC Materials; Confidentiality. In connection with your performance of the Contract Services, you will have access to trade, business and financial secrets and other confidential and proprietary information as well as other disclosures pertaining to, based on, or containing, directly or indirectly, in whole or in part, any of our confidential or proprietary information, which may or may not be marked as “confidential” (collectively, the “Confidential Information”). Without limiting the generality of the foregoing, “Confidential Information” includes information within, accessible through or otherwise related to our business and marketing plans, software and franchise system, as well as other materials we may provide from time to time in connection with this engagement (collectively, the “EWC Materials”). As between you and us, we own all rights, title and interest arising under all applicable laws throughout the world in and to the Confidential Information, including all EWC Materials, and neither you nor any third party will acquire any right, title or interest in the Confidential Information, including any EWC Materials, by virtue of this Contractor Agreement or otherwise. By signing below, you agree to at all times: (a) hold the Confidential Information in strict confidence; (b) take all steps necessary to protect the confidentiality of the Confidential Information and comply with all applicable published and communicated policies, procedures and practices that we establish or may establish from time to time with regard to the Confidential Information; (c) use the Confidential Information for the sole purpose of performing pursuant to this Contractor Agreement; and (d) restrict disclosure of the Confidential Information to persons or entities to whom you reasonably and in good faith believe such disclosure of the Confidential Information is necessary and in the best interest of EWC, and then only to the extent that persons have a need to know such Confidential Information. You acknowledge and agree that the terms of this Contractor Agreement do not supersede, but rather supplement, that certain Confidentiality; Non-Interference And Proprietary Rights Agreement that you signed as an employee of EWC, which remains in full force and effect, as applicable to this consulting arrangement, and which will survive the execution of this Contractor Agreement and as applicable, the expiration or termination of the Contract Period (the “Confidentiality Agreement”). Without limiting the generality of the foregoing, the covenants set forth in Sections 1, 3, 4 and 5 of the Confidentiality Agreement are hereby incorporated in to this Contractor Agreement by reference as if fully set forth herein, however for this purpose, such covenants are intended to apply with respect to the Contract Services provided pursuant to this Contractor Agreement. For the avoidance of doubt, all reports, recommendations, analyses, data and other materials or work product you develop and directly related to your performance of the Contract Services, shall be deemed “works made for hire” and therefore our sole and exclusive property.

The terms and conditions of this Contractor Agreement shall also be deemed to be fully confidential and shall not hereafter be disclosed by you to any other person or entity, except: (i) as may be required by law; and (ii) that you may disclose the existence, terms, and conditions to your family members, attorney and/or accountant, and any governmental authority with a need to know, provided that you make the person to whom disclosure is made aware of the confidentiality provisions and such person agrees to keep the terms of this Contractor Agreement fully confidential. You acknowledge and agree that we may disclose Confidential Information as well as the terms of this Contractor Agreement, and any such disclosure shall not reduce your obligations hereunder.

4.
Integration. This Contractor Agreement sets forth the entire agreement between you and us relating to the subject matter of this Contractor Agreement and fully supersedes any and all prior agreements or understandings, whether written or oral, between you and us pertaining to the subject matter hereof.

5.
Validity of Agreement. If any provision of this Contractor Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any applicable jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Contractor Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired thereby. If any provision of this Contractor Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision will have the meaning which renders it valid and enforceable.

6.
Miscellaneous. All representations, warranties, covenants and other agreements set forth in this Contractor Agreement will survive the execution and delivery of this Contractor Agreement, the consummation of the transactions provided for herein, and the expiration or termination of the Contract Period. This Contractor Agreement will be deemed as a joint work product, and both you and EWC Franchise will be considered the drafters of this Contractor Agreement. Any rule of construction to the effect that any ambiguities are to be construed against the drafting party will not be applicable in any interpretation of this Contractor Agreement. Except to the extent a prohibition is not permitted by applicable law or approved by EWC in writing, you may not assign your rights or delegate your duties or obligations, and any purported and unpermitted assignment or delegation shall be void and without effect and shall permit EWC to terminate this Contractor Agreement immediately. Subject to the foregoing, the provisions of this Contractor Agreement will be binding upon and inure to the benefit of you and EWC and, as applicable, your and each EWC entity’s respective heirs, personal and legal representatives, successors and permitted assigns. This Contractor Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

Confirmation of execution by electronic transmission of a facsimile or .pdf signature page will be binding on the parties to this Contractor Agreement. Any waiver of a breach of this Contractor Agreement shall not operate as a waiver of any other breach. It is agreed that this Contractor Agreement shall be construed and governed under the laws of the State of Texas and venue shall be in Collin County, Texas. The provisions of this Contractor Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by both you and us.

[Remainder of Page Intentionally Left Blank]

Please confirm that this Contractor Agreement accurately sets forth our agreement by signing this Contractor Agreement in the space provided below and returning a copy of it to Aura De Biase by e-mail at [***]. Please understand that this Contractor Agreement will not be effective, and no offer or other agreement will be deemed or construed to have been created pursuant hereto, until such time as a copy of the fully signed Contractor Agreement has been returned to EWC.

Sincerely,
EWC VENTURES, LLC

By:	/s/ Gavin O’Connor
Gavin O’Connor, Chief Administrative officer,
General Counsel and Corporate secretary

By signing below, I represent, warrant and covenant to EWC that I am not bound, nor will I become bound, by any contract, agreement, covenant or other obligation that conflicts with, or may or does prevent me in any manner from signing this Contractor Agreement or performing the Contract Services contemplated by this Contractor Agreement (including without limitation, with respect to non-competition or confidentiality for the benefit of any other person or entity), and I understand that EWC is relying on these representations, warranties and covenants in offering me this consulting engagement.

Agreed and Accepted:

/s/ Stacie Shirley
Stacie Shirley

3/10/25
Date